Exhibit 3.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

THE ISSUE PRICE OF THIS ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE (“Note”) IS $50,000. THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE IS $5,000. THE ISSUE DATE OF THIS NOTE IS APRIL 8, 2021.

CAPITAL BEVERAGE CORPORATION

Original Issue Discount Term Promissory Note

$55,000	April 8, 2021

FOR VALUE RECEIVED, the undersigned Capital Beverage Corporation., a Delaware company (referred to herein as “Borrower” or the “Company”), promises to pay to the order of Tellson Equities, LLC, its successors or assigns (the “Lender”), the principal sum of Fifty Five Thousand Dollars ($55,000) (the “Face Amount”) on the earlier of (a) June 15, 2021; or (b) immediately upon the Company’s capital raise of at least One Million Dollars ($1,000,000) (the “Maturity Date”).

Section 1. Advances Under This Note. The Lender agrees to advance Fifty Thousand Dollars ($50,000) to Borrower on April 8, 2021.

Section 2. INTENTIONALLY OMITTED

Section 3. Voluntary Prepayment. If at any time while the Note shall be outstanding, the Company may deliver a written notice of prepayment to the Lender of its intention to prepay the Note in full, or in part, five (5) days prior thereto and shall redeem such portion of the Notes as indicated in the notice. The date of the notice in this instance is the Repayment Date.

Section 4. Transferability. This Note and any of the rights granted hereunder are freely transferable by the Lender, in its sole discretion, subject to federal and state law restrictions, if any.

Section 5. Event of Default.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) Any default in the payment of the principal or other charges in respect of this Note, as and when the same shall become due and payable (whether the Maturity Date or by acceleration or otherwise);

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(ii) The Borrower shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note;

(iii) The Borrower shall commence, or there shall be commenced against the Borrower any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing;

(b) Following an Event of Default, interest shall accrue on the unpaid principal of the Face Amount at a rate of fifteen percent (15%) per annum (but not exceeding the maximum rate permitted by law) immediately following such Event of Default. Upon the occurrence of an Event of Default hereunder, the entire Face Amount of this Note together with any accrued but unpaid interest shall automatically become due and payable. The failure of the Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to the Lender or any subsequent holder. The Lender need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

Section 6. Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records. The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

Section 7. INTENTIONALLY OMITTED

Section 8. Notices. All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing (including fax) if delivered by hand or left at or posted by pre-paid registered or certified mail (airmail if dispatched to a foreign county) to the party concerned at its address appearing below or sent by fax to the number and with copy as below indicated. Service shall be deemed to be effective: so far as delivery by hand is concerned when handed to the recipient or left at the recipient’s address; by post three days after posting (seven days if sent to a foreign country); by fax on the same day as dispatch and receipt is confirmed. The said addresses and fax numbers shall continue in force until alternatives are notified and receipt of such notification has been acknowledged:

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If to the Lender:

Tellson Equities, LLC

620 Newport Center Drive

11th Floor

Newport Beach, CA 92660

If to the Borrower:

Capital Beverage Corporation

23 Corporate Plaza

Suite 150

Newport Beach, CA 92660

Section 9. Governing Law. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Delaware irrespective of the country or place of domicile or residence of either party. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, CA before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 10. Attorney’s Fees. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

Section 11. Successors and Assigns. Subject to applicable securities laws, this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Lender.

Section 12. Amendment. This Note may be modified or amended or the provisions hereof waived only with the written consent of the Lender and the Company.

Section 13. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CAPITAL BEVERAGE CORPORATION

By:
Name:	Todd Sanders
Title:	CEO

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